EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Energy Partners Reports Fourth Quarter and YE 2012 Results
Houston, Texas - February 22, 2013 - For the quarter and year ended December 31, 2012, Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE MKT: CQP) reported a net loss of $63.5 million and $150.1 million, respectively, compared to a net loss of $7.5 million and $31.0 million, respectively, for the same periods in 2011. Results for the quarter and year ended December 31, 2012 were primarily impacted by increases in certain expenses related to the liquefaction facilities we are developing and constructing at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the "Liquefaction Project").
For the quarter and year ended December 31, 2012, results include significant items of $45.1 million and $82.8 million, respectively, related to development expenses primarily for the Liquefaction Project and losses due to the early extinguishment of debt. Excluding these significant items, the adjusted net loss for the quarter and year ended December 31, 2012 were $18.4 million and $67.3 million, respectively.
Overview of Recent Significant Events

▪
In October/November 2012, Sabine Pass LNG, L.P. ("Sabine Pass LNG") repurchased its $550.0 million 7.25% Senior Secured Notes due 2013 by issuing $420.0 million of 6.50% Senior Secured Notes due in 2020 and by Cheniere Partners selling 8.0 million common units in an underwritten public offering at a price of $25.07 per common unit for net cash proceeds of $194.0 million;

▪
In December 2012, Sabine Pass Liquefaction, LLC ("Sabine Pass Liquefaction") announced the commencement of the development of Train 5 and Train 6 of the Liquefaction Project and that it has entered into an LNG sale and purchase agreement (“SPA”) with Total Gas & Power North America, Inc. ("Total") under which Total has agreed to purchase approximately 2.0 million metric tons per annum ("mmtpa") of LNG volumes upon the commencement of Train 5 operations;

▪
In December 2012, Sabine Pass Liquefaction and Bechtel Oil, Gas and Chemicals, Inc. ("Bechtel") entered into a lump sum turnkey contract for the engineering, procurement and construction (“EPC”) of Train 3 and Train 4 of the Liquefaction Project; and

▪
In February 2013, Sabine Pass Liquefaction issued an aggregate principal amount of $1.5 billion of 5.625% Senior Secured Notes due 2021 (the "Sabine Liquefaction Notes"). Proceeds from the offering are intended to be used to pay capital costs incurred in connection with the construction of Train 1 and Train 2 of the Liquefaction Project in lieu of a portion of the commitments under Sabine Pass Liquefaction's $3.6 billion senior secured credit facility.

2012 Results
Cheniere Partners reported income from operations of $19.6 million and $63.5 million for the quarter and year ended December 31, 2012, respectively, compared to income from operations of $37.0 million and $144.6 million for the comparable periods in 2011. The decrease in income from operations of $17.4 million and $81.1 million for the quarter and year ended December 31, 2012, compared to the comparable periods in 2011, was primarily due to increased general and administrative costs incurred to manage the construction of the Liquefaction Project, decreased revenue, and increased operating and maintenance expense (including affiliate). The general and administrative expenses incurred to manage the construction of the Liquefaction Project primarily resulted from a management services agreement entered into by Sabine Pass Liquefaction, in which Sabine Pass Liquefaction is paying to Cheniere Energy, Inc. a monthly fee based upon the capital expenditures incurred in the previous month for the Liquefaction Project. These payments are being funded from proceeds received from the Liquefaction Project's equity and debt financings. Revenues for the year ended December 31, 2012, compared to the comparable 2011 period, were impacted by decreased LNG cargo export loading fee revenue, decreased revenues earned under the variable capacity rights agreement with Cheniere Marketing, Inc., and a loss on LNG inventory needed to restore the heating value of vaporized LNG to meet natural gas pipeline specifications. Increases in operating and maintenance expense (including affiliate expense) resulted from the loss incurred to purchase LNG to maintain the cryogenic readiness of the Sabine Pass LNG terminal and increased dredging services in 2012.
Liquefaction Project Update
We continue to make progress on the Liquefaction Project, which is being developed for up to six natural gas liquefaction trains ("Trains"), each with a nominal production capacity of approximately 4.5 mmtpa. The Trains are in various stages of development.

▪
Train 1 and Train 2 have received all Federal Energy Regulatory Commission ("FERC") and U.S. Department of Energy ("DOE") approvals. We have secured approximately $5.7 billion of required financing to construct Train 1 and Train 2. We have issued a full notice to proceed to Bechtel and have commenced construction of Train 1 and Train 2 and the related new facilities needed to treat, liquefy, store and export natural gas. As of December 31, 2012, the overall project for Train 1 and Train 2 was approximately 18% complete. The estimated substantial completion dates for Train 1 and Train 2 are ahead of the contractual schedule for guaranteed substantial completion, and we anticipate that Train 1 will achieve initial LNG production in late 2015.

▪
Train 3 and Train 4 have received all FERC and DOE approvals, and we have entered into a lump sum turnkey EPC contract with Bechtel for Train 3 and Train 4. Construction of Train 3 and Train 4 and the related facilities is expected to commence upon, among other things, obtaining financing commitments sufficient to fund construction and making a positive final investment decision. We are in the process of securing the required financing for the construction of Train 3 and Train 4 and expect construction to begin in 2013.

▪
We recently began the development of Train 5 and Train 6. In September 2012, we entered into an agreement with Total whereby Sabine Pass Liquefaction will gradually obtain access to Total's send-out capacity and other services provided under its terminal use agreement with Sabine Pass LNG that may be used to accommodate the development of Train 5 and Train 6. Bechtel has begun preliminary engineering on Train 5 and Train 6, and we expect to initiate the regulatory approval process in the first half of 2013. In December 2012, we entered into an SPA with Total under which Total has agreed to purchase approximately 2.0 mmtpa of LNG volumes upon the commencement of Train 5 operations.

Liquefaction Project Timeline

Target Date
	Milestone	Trains 1 & 2	Trains 3 & 4	Trains 5 & 6
°	DOE export authorization	Received	Received	Initiating Filings 1H13
°	Definitive commercial agreements	Completed 7.7 mmtpa	Completed 8.3 mmtpa
	- BG Gulf Coast LNG, LLC	4.2 mmtpa	1.3 mmtpa
	- Gas Natural Fenosa	3.5 mmtpa
	- KOGAS		3.5 mmtpa
	- GAIL (India) Ltd.		3.5 mmtpa
	- Total Gas & Power N.A.			2.0 mmtpa
°	EPC contract	Completed	Completed	TBD
°	Financing commitments		1H13	TBD
	- Equity	Received
	- Debt	Received
°	FERC authorization	Received	Received	Initiating Filings 1H13
	- Certificate to commence construction	Received	2013
°	Commence construction	Completed	2013	TBD
°	Commence operations	2015/2016	2016/2017	TBD

2013 Distributions
We estimate that the annualized distribution to common unitholders for fiscal year 2013 will be $1.70 per unit.

Cheniere Partners owns 100 percent of the Sabine Pass LNG terminal located on the Sabine Pass deep water shipping channel less than four miles from the Gulf Coast.  The Sabine Pass LNG terminal has regasification facilities that include existing infrastructure of five LNG storage tanks with capacity of approximately 16.9 billion cubic feet equivalent (Bcfe), two docks that can accommodate vessels of up to 265,000 cubic meters and vaporizers with regasification capacity of approximately 4.0 Bcf/d.  Cheniere Partners is developing natural gas liquefaction facilities at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the "Liquefaction Project"). Cheniere Partners plans to construct over time up to six natural gas liquefaction trains (“Trains”, each in sequence, “Train 1”, “Train 2”, “Train 3”, “Train 4”, “Train 5” and “Train 6”), which are in various stages of development. Each Train has a nominal annual capacity of approximately 4.5 mmtpa.  Cheniere Partners' wholly owned subsidiary, Sabine Pass Liquefaction, LLC (“Sabine Pass Liquefaction”), has entered into lump sum turnkey contracts for the engineering, procurement and construction of Train 1 and Train 2 and Train 3 and Train 4 with Bechtel Oil, Gas and Chemicals, Inc. ("Bechtel") in November 2011 and December 2012, respectively.  Sabine Pass Liquefaction has commenced construction of Train 1 and Train 2 and the related new facilities needed to treat, liquefy, store and export natural gas. Construction of Train 3 and 4 and the related facilities is expected to commence upon, among other things, obtaining financing commitments sufficient to fund construction of such Trains and making a positive final investment decision. Sabine Pass Liquefaction recently began the development of Train 5 and Train 6 and expects to commence the regulatory approval process in the first half of 2013. Sabine Pass Liquefaction has also entered into five LNG sale and purchase agreements ("SPAs"). The customers include BG Gulf Coast LNG, LLC ("BG") for 5.5 mmtpa, Gas Natural Aprovisionamientos SDG S.A. ("Gas Natural Fenosa") for 3.5 mmtpa, Korea Gas Corporation ("KOGAS") for 3.5 mmtpa, GAIL (India) Ltd. ("GAIL") for 3.5 mmtpa and Total Gas & Power North America, Inc. ("Total") for 2.0 mmtpa.  In addition, Sabine Pass Liquefaction has entered into an SPA with Cheniere Marketing, LLC ("Cheniere Marketing") for up to 2.0 mmtpa of LNG that is produced but not already committed to third parties. The BG and Cheniere Marketing SPAs commence with the start of Train 1 operations and the Gas Natural Fenosa SPA commences with the start of Train 2 operations.  The KOGAS, GAIL and Total SPAs commence with the start of Train 3, Train 4 and Train 5 operations, respectively. Cheniere Partners has placed documentation pertaining to the Liquefaction Project, including the applications and supporting studies, on its website located at http://www.cheniereenergypartners.com.
For additional information, please refer to the Cheniere Energy Partners, L.P. website at www.cheniereenergypartners.com and Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission.
This press release contains certain statements that may include "forward-looking statements" within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere Partners' business strategy, plans and objectives, including the construction and operation of liquefaction facilities (ii) statements regarding our expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners' LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, and (vi) statements regarding future discussions and entry into contracts. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners' actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners' periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

 (Financial Table Follows)

Cheniere Energy Partners, L.P.
Selected Financial Information
(in thousands, except per unit data) (1)

	Three Months Ended December 31,		Year Ended December 31,
	2012 (2)	2011 (2)	2012 (2)	2011 (2)
Revenues
Revenues	$66,200	$68,669	$256,354	$269,183
Revenues - affiliate	1,100	2,154	7,973	14,607
Total revenues	67,300	70,823	264,327	283,790

Operating costs and expenses
Development expense	2,190	5,697	37,559	32,448
Development expense - affiliate	312	1,279	2,677	4,025
Operating and maintenance expense	15,614	5,949	35,457	21,827
Operating and maintenance expense - affiliate	3,886	3,195	16,300	11,918
Depreciation, depletion and amortization	10,654	10,697	42,551	42,943
General and administrative expense	2,635	1,467	10,303	5,534
General and administrative expense-affiliate	12,407	5,496	55,940	20,469
Total operating costs and expenses	47,698	33,780	200,787	139,164

Income from operations	19,602	37,043	63,540	144,626
Interest expense, net (4)	(41,092)	(43,475)	(171,646)	(173,590)
Loss on early extinguishment of debt	(42,587)	—	(42,587)	—
Derivative gain (loss)	346	(1,087)	58	(2,251)
Other	210	57	499	196
Net income (loss)	$(63,521)	$(7,462)	$(150,136)	$(31,019)

Basic and diluted net income (loss) per common unit	$(0.06)	$0.30	$0.27	$1.23

Weighted average number of common units outstanding used for basic and diluted net income (loss) per common unit calculation	39,488	31,003	33,470	27,910

	December 31, 2012 (3)	December 31, 2011 (3)
Cash and cash equivalents	$419,292	$81,415
Restricted cash and cash equivalents	92,519	13,732
LNG Inventory	2,625	473
Other current assets (4)	18,108	13,890
Non-current restricted cash and cash equivalents	272,425	82,394
Property, plant and equipment, net	2,704,895	1,514,416
Debt issuance costs, net	220,949	17,622
Other assets	17,465	13,358
Total assets	$3,748,278	$1,737,300

Current liabilities (4)	$155,410	51,818
Long-term debt, net of discount	2,167,113	2,192,418
Deferred revenue, including affiliate	36,220	37,766
Long-term derivative liability	26,424	—
Other liabilities (4)	303	317
Total partners' deficit	1,362,808	(545,019)
Total liabilities and partners' deficit	$3,748,278	$1,737,300

(1)	Please refer to the Cheniere Energy Partners, L.P. Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

(2)	Consolidated operating results of Cheniere Energy Partners, L.P. and its consolidated subsidiaries for the three months and year ended December 31, 2012 and 2011.

(3)	Consolidated balance sheets of Cheniere Energy Partners, L.P. and its consolidated subsidiaries.

(4)	Amounts include transactions between Cheniere Partners and Cheniere Energy, Inc. or subsidiaries of Cheniere Energy, Inc.

CONTACTS:
Investors: Christina Burke, 713-375-5104, Nancy Bui: 713-375-5280
Media: Diane Haggard, 713-375-5259